FORM 4


[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Type or print responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     BANKGESELLSCHAFT BERLIN AG
--------------------------------------------------------------------------------
     (Last)                           (First)             (Middle)

     ALEXANDERPLATZ 2
--------------------------------------------------------------------------------
                                    (Street)

     D-10178                         BERLIN                GERMANY
--------------------------------------------------------------------------------
    (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ABERDEEN AUSTRALIA EQUITY FUND, INC.      (IAF)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     NOVEMBER 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     NOVEMBER 5, 2002
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________



           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

                                                                                           5.               6.
                                                         4.                                Amount of        Owner-
                                                         Securities Acquired (A) or        Securities       ship
                            2.            3.             Disposed of (D)                   Beneficially     Form:       7.
                            Trans-        Transaction    (Instr. 3, 4 and 5)               Owned at         Direct      Nature of
                            action        Code           -------------------------------   End of           (D) or      Indirect
1.                          Date          (Instr. 8)                     (A)               Month            Indirect    Beneficial
Title of Security           (Month/       ------------                   or                (Instr. 3        (I)         Ownership
(Instr. 3)                  Day/Year)      Code     V        Amount      (D)    Price      and Instr. 4)    (Instr.4)   (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share              11/01/02        P                 15,000      A     $5.82       5,367,749         D
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

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                         9.         ship
                                                                                                         Number     Form
              2.                                                                                         of         of
              Conver-                        5.                               7.                         Deriv-     Deriv-   11.
              sion                           Number of                        Title and Amount           ative      ative    Nature
              or                             Derivative     6.                of Underlying      8.      Secur-     Secur-   of
              Exer-                4.        Securities     Date              Securities         Price   ities      ity:     In-
              cise                 Trans-    Acquired (A)   Exercisable and   (Instr. 3 and 4)   of      Bene-      Direct   direct
              Price    3.          action    or Disposed    Expiration Date   ----------------   Deriv-  ficially   (D) or   Bene-
1.            of       Trans-      Code      of(D)          (Month/Day/Year)            Amount   ative   Owned      In-      ficial
Title of      Deriv-   action      (Instr.   (Instr. 3,     ----------------            or       Secur-  at End     direct   Owner-
Derivative    ative    Date        8)        4 and 5)       Date     Expira-            Number   ity     of Month   (I)      ship
Security      Secur-   (Month/     -------   ------------   Exer-    tion               of       (Instr. (Instr.    (Instr.  (Instr.
(Instr. 3)    ity      Day/Year)   Code  V   (A)     (D)    cisable  Date     Title     Shares   5)      4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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


Explanation of Responses:


**BANKGESELLSCHAFT BERLIN AG

By: /s/ Dirk Kipp                                           November 6, 2002
    -----------------------------------------            -----------------------
    Name:  Dirk Kipp                                               Date
    Title: Managing Director

By: /s/ Moritz Sell                                         November 6, 2002
    -----------------------------------------            -----------------------
    Name:  Moritz Sell                                             Date
    Title: Head of Equity Trading, London


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                 SEC 1474 (7-96)